KATY NEWS
FOR IMMEDIATE RELEASE

KATY INDUSTRIES, INC.
REPORTS 2006 SECOND QUARTER RESULTS

ARLINGTON, VA - August 2, 2006 - Katy Industries, Inc. (NYSE: KT) today reported a net loss in the second quarter of 2006 of ($1.3) million [($0.16) per share], versus a net loss of ($2.4) million [($0.30) per share], in the second quarter of 2005, as adjusted to exclude restructuring and other non-recurring or unusual items, which are discussed below. Including these items, Katy reported a net loss in the second quarter of 2006 of ($1.9) million [($0.24) per share], versus a net loss of ($6.0) million [($0.76) per share], in the same period of 2005. The operating loss, as adjusted to exclude all restructuring and other non-recurring or unusual items, was ($0.4) million [(0.4%) of net sales] in the second quarter of 2006, compared to an operating loss, as adjusted, of ($2.5) million [(2.7%) of net sales] in the same period in 2005. Net income (loss), as adjusted, and operating income (loss), as adjusted, are non-GAAP financial measures and are further discussed below.

Katy also reported a net loss for the six months ended June 30, 2006 of ($3.6) million [($0.45) per share], versus a net loss of ($5.3) million [($0.67) per share], for the six months ended June 30, 2005, as adjusted to exclude restructuring and other non-recurring or unusual items, which are discussed below. Including these items, Katy reported a net loss for the six months ended June 30, 2006 of ($7.7) million [($0.96) per share], versus a net loss of ($10.7) million [($1.35) per share], in the same period of 2005. The operating loss, as adjusted to exclude all restructuring and other non-recurring or unusual items, was ($2.8) million [(1.6%) of net sales] for the six months ended June 30, 2006, compared to an operating loss, as adjusted, of ($6.0) million [(3.2%) of net sales] in the same period in 2005. Net income (loss), as adjusted, and operating income (loss), as adjusted, are non-GAAP financial measures and are further discussed below.

During the second quarter of 2006, Katy reported restructuring and other non-recurring or unusual items of $0.5 million pre-tax [$0.07 per share], including income from discontinued operations of $0.6 million offset by severance, restructuring and related costs of ($0.1) million. During the second quarter of 2005, Katy reported restructuring and other non-recurring or unusual items of ($2.3) million pre-tax [($0.29) per share], including severance, restructuring and related costs of ($2.4) million offset by income from discontinued operations of $0.1 million. Details regarding these items are provided in the “Reconciliations of GAAP Results to Results Excluding Certain Unusual Items” accompanying this press release.

For the six months ended June 30, 2006, Katy reported restructuring and other non-recurring or unusual items of ($1.2) million pre-tax [($0.15) per share], including costs of ($0.7) million related to the cumulative effect of a change in accounting principle for the implementation of SFAS No. 123R, Accounting for Stock-Based Compensation and severance, restructuring and related costs of ($0.9) million offset by income from discontinued operations of $0.4 million. For the six months ended June 30, 2005, Katy reported restructuring and other non-recurring or unusual items of ($2.1) million pre-tax [($0.27) per share], including severance, restructuring and related costs of ($2.6) million offset by income from discontinued operations of $0.5 million. Details regarding these items are provided in the “Reconciliations of GAAP Results to Results Excluding Certain Unusual Items” accompanying this press release.

Financial highlights for the second quarter of 2006, as compared to the same period in the prior year, included:

•
Net sales in the second quarter of 2006 were $92.1 million, down $1.8 million compared to the same period in 2005 primarily due to weaker sales in both operating segments, the Electrical Products Group and the Maintenance Products Group. Overall, the decrease of 2% resulted from lower volumes of 10% offset by higher pricing of 7% and favorable currency translation of 1%.  Lower net sales in the Maintenance Group resulted from lower volumes with our consumer plastics and abrasives businesses. Lower net sales in the Electrical Group resulted from the loss of certain product lines with certain of our customers. Both operating segments were able to reduce the impact of lower volume by increased pricing.

•
Gross margins were 13.3% in the second quarter of 2006, versus 11.5% in the second quarter of 2005. In 2005, our margins were negatively impacted by higher raw material costs, a significant portion of which were not passed on through price increases in both operating segments until the last half of 2005. In 2006, our margin improvement reflects our ability to recover a portion of higher raw material costs throughout our businesses partially through price increases and also through cost reduction and efficiency initiatives. In addition, the improvement in the gross margin reflects the production efficiencies gained in our Abrasives unit.

•
Selling, general and administrative expenses were $2.9 million lower than the second quarter of 2005. These costs represented 13.8% of net sales in the second quarter of 2006, a decrease from 16.6% of net sales for the same period of 2005. The second quarter of 2005 includes $2.0 million of expense associated with the non-cash stock option expense related to the acceleration of vesting of stock options. Excluding this stock option expense, selling, general and administrative expenses represented 14.5% of net sales in the second quarter of 2005. The remaining variance relates to cost improvements made during the past year.

•
On June 2, 2006, Katy sold certain assets associated with the Metal Truck Box division for approximately $3.6 million, including a note receivable for $1.2 million. The Company has reflected all activity associated with operations of this division and the sale of the division as a discontinued operation for all periods presented.

•
On June 27, 2006, Katy sold its partnership interest related to Savannah Energy Systems Company (“SESCO”) for approximately $0.1 million. The agreement reduced the amount due to its partner under an earlier obligation by $0.6 million. The Company has reflected all activity associated with operations of this division and the sale of the partnership interest as a discontinued operation for all periods presented.

•
On January 1, 2006, Katy adopted SFAS No. 123R, Accounting for Stock-Based Compensation (SFAS No. 123R). The first quarter of 2006 includes a cumulative effect of a change in accounting principle of $0.7 million for the impact of recognizing the fair value of our liability awards (stock appreciation rights). The adoption of SFAS No. 123R did not result in a cumulative adjustment associated with our equity awards (stock options); however, Katy did begin to recognize compensation cost of $0.4 million for the six months ended June 30, 2006 within selling and administrative expenses for the fair value of stock options not yet vested.

•
Debt at June 30, 2006 was $62.2 million [56% of total capitalization], versus $56.0 million [49% of total capitalization] at June 30, 2005. The increase in the ratio of debt to total capitalization was principally due to the increase in working capital requirements in 2006 as compared to 2005 as well as lower stockholders’ equity which resulted from the net loss reflected in 2005 and the six months ended June 30, 2006. Cash on hand at June 30, 2006 was $4.6 million, versus $4.1 million at June 30, 2005.

•
Katy used free cash flow of $6.0 million during the six month period ended June 30, 2006 versus using $2.5 million of free cash flow during the six month period ended June 30, 2005. The decline in free cash flow was primarily attributable to the pay down of accounts payable in the first quarter of 2006.

Katy expects current liquidity trends to generally improve throughout 2006 as inventory is being reduced (except for seasonal builds in the Electrical Products Group in the third quarter), and be more reflective of 2005 by the end of the year. Other elements of working capital are being closely managed and capital expenditures are expected to be lower in 2006. Free cash flow, a non-GAAP financial measure, is discussed further below.

•	Katy was in compliance with the amended covenants in the Bank of America Credit Agreement at June 30, 2006 and expects to be in compliance for the balance of 2006.

“While our overall results still leave room for improvement, our Abrasives business unit has dramatically improved over the past six months which led the overall improvement in the results,” said Anthony T. Castor III, Katy’s President and Chief Executive Officer. “In addition, both operating segments were able to control costs and execute pricing changes more effectively in 2006 which allowed us to show margin improvement,” added Mr. Castor.

During the second quarter, Katy moved its corporate headquarters from Middlebury, CT to Arlington, VA.

Non-GAAP Financial Measures

To provide transparency about measures of Katy’s financial performance which management considers most relevant, we supplement the reporting of Katy’s consolidated financial information under GAAP with certain non-GAAP financial measures, including Net Income (Loss), as adjusted, Net Income (Loss), as adjusted per share, Operating Income (Loss) and Operating Income (Loss) as adjusted, as a percentage of sales, and Free Cash Flow. Details regarding these measures and reconciliations of these non-GAAP measures to comparable GAAP measures are provided in the “Reconciliations of GAAP Results to Results Excluding Certain Unusual Items” and “Statements of Cash Flows” accompanying this press release. These non-GAAP financial measures should be considered in addition to, and not as a substitute or superior to, the other measures of financial performance prepared in accordance with GAAP. Using only the non-GAAP financial measures to analyze our performance would have material limitations because their calculation is based on the subjective determinations of management regarding the nature and classification of events and circumstances that investors may find material. Management compensates for these limitations by utilizing both the GAAP and non-GAAP measure reflected below to understand and analyze the results of its business. Katy believes the presentation of these measures is nonetheless useful to investors for the following reasons:

Net Income (Loss), as adjusted, Net Income (Loss), as adjusted per share, Operating Income (Loss) and Operating Income (Loss) as adjusted, as a percentage of sales: All of these non-GAAP operating measurements adjust the corresponding GAAP measurement to exclude restructuring and other non-recurring and unusual items, as appropriate. Following the recapitalization of the company in 2001, a comprehensive restructuring program became essential to the future viability of Katy. All other non-recurring and unusual items are typically indicative of non-cash impacts to Katy’s results of operations. These non-GAAP measures are used by management as Katy believes that these measures are more indicative of the company’s underlying business performance and that eliminating restructuring and other non-recurring and unusual charges provides more meaningful year-to-year comparison of the company’s operations. Katy believed that the restructuring charges would be non-recurring as the restructuring was expected to be substantially completed in mid-2004 but was delayed due to issues with the consolidation of the company’s abrasives facilities. After the substantial completion of this consolidation in 2005, Katy expects that remaining restructuring charges and all other non-recurring and unusual items will not be material.

Free Cash Flow: Free cash flow is defined by Katy as cash flow from operations less capital expenditures and cash dividends paid. Katy believes that free cash flow is useful to management and investors in measuring cash generated that is available for repayment of debt obligations, investment in growth through acquisitions, new business development and stock repurchases.

This press release may contain various forward-looking statements.  The forward-looking statements are based on the beliefs of Katy's management, as well as assumptions made by, and information currently available to, the company's management.  Additionally, the forward-looking statements are based on Katy's current expectations and projections about future events and trends affecting the financial condition of its business.  The forward-looking statements are subject to risks and uncertainties, detailed from time to time in Katy's filings with the SEC that may lead to results that differ materially from those expressed in any forward-looking statement made by the company or on its behalf.  Katy undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Katy Industries, Inc. is a diversified corporation with interests primarily in Maintenance Products and Electrical Products.

Company contact:
Katy Industries, Inc.
Amir Rosenthal
(703) 236-4300

KATY INDUSTRIES, INC. SUMMARY OF OPERATIONS - UNAUDITED
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005

Net sales	$92,080	$93,835	$172,335	$185,087
Cost of goods sold	79,786	83,074	149,222	165,505
Gross profit	12,294	10,761	23,113	19,582
Selling, general and administrative expenses	12,702	15,594	25,809	27,681
Severance, restructuring and related charges	71	466	853	638
(Gain) loss on sale of assets	(48)	(352)	54	(166)
Operating loss	(431)	(4,947)	(3,603)	(8,571)
Interest expense	(1,743)	(1,350)	(3,483)	(2,574)
Other, net	83	38	420	(10)
Loss from continuing operations before provision (benefit)
for income taxes	(2,091)	(6,259)	(6,666)	(11,155)
Provision (benefit) for income taxes from continuing operations	406	(134)	658	(2)
Loss from continuing operations	(2,497)	(6,125)	(7,324)	(11,153)
Income from operations of discontinued businesses (net of tax)	545	79	337	459
Gain on sale of discontinued businesses (net of tax)	70	-	70	-
Loss before cumulative effect of a change in accounting principle	(1,882)	(6,046)	(6,917)	(10,694)
Cumulative effect of a change in accounting principle (net of tax)	-	-	(756)	-
Net loss	$(1,882)	$(6,046)	$(7,673)	$(10,694)

Loss per share of common stock - basic and diluted:

Loss from continuing operations	$(0.31)	$(0.77)	$(0.92)	$(1.40)
Discontinued operations	0.08	0.01	0.05	0.05
Cumulative effect of a change in accounting principle	-	-	(0.09)	-
Net loss	$(0.23)	$(0.76)	$(0.96)	$(1.35)

Weighted average common shares outstanding - basic and diluted	7,979	7,948	7,975	7,947

			June 30,	June 30,
Other Information:			2006	2005

Working capital			$(2,576)	$8,063
Working capital, exclusive of deferred tax assets and liabilities and debt
classified as current			$48,476	$49,488
Long-term debt, including current maturities			$62,161	$55,976
Stockholders' equity			$48,950	$58,422
Capital expenditures			$1,857	$2,943

KATY INDUSTRIES, INC. RECONCILIATIONS OF GAAP RESULTS
TO RESULTS EXCLUDING CERTAIN UNUSUAL ITEMS - UNAUDITED
(In thousands, except percentages and per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005

Reconciliation of net loss to net loss, as adjusted:
Net loss	$(1,882)	$(6,046)	$(7,673)	$(10,694)
Unusual items:
Cumulative effect of a change in accounting principle	-	-	756	-
Stock option expense (non-cash)	-	1,953	-	1,953
Severance, restructuring and related charges	71	466	853	638
Discontinued operations	(615)	(79)	(407)	(459)
Adjustment to reflect a more normalized effective tax rate excluding
unusual items	1,174	1,325	2,867	3,252
Net loss, as adjusted	$(1,252)	$(2,381)	$(3,604)	$(5,310)

Net loss, as adjusted per share:
Net loss per share	$(0.24)	$(0.76)	$(0.96)	$(1.35)
Unusual items per share	(0.07)	0.29	0.15	0.27
Adjustment to reflect a more normalized effective tax rate excluding
unusual items per share	0.15	0.17	0.36	0.41
Net loss, as adjusted per share	$(0.16)	$(0.30)	$(0.45)	$(0.67)

Weighted average common shares outstanding:
Basic and diluted	7,979	7,948	7,975	7,947

Operating loss, as adjusted:

Operating loss	$(431)	$(4,947)	$(3,603)	$(8,571)
Stock option expense (non-cash)	-	1,953	-	1,953
Severance, restructuring and related charges	71	466	853	638
Operating loss, as adjusted:	$(360)	$(2,528)	$(2,750)	$(5,980)
Operating loss, as adjusted, as a % of sales	-0.4%	-2.7%	-1.6%	-3.2%

KATY INDUSTRIES, INC. SEGMENT INFORMATION - UNAUDITED
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net sales:
Maintenance Products Group	$58,334	$59,494	$112,744	$116,706
Electrical Products Group	33,746	34,341	59,591	68,381
	$92,080	$93,835	$172,335	$185,087

Operating income (loss), as adjusted:
Maintenance Products Group	$86	$(1,045)	$757	$(5,744)
Electrical Products Group	1,922	1,150	1,936	4,063
Unallocated corporate expense	(2,368)	(2,633)	(5,443)	(4,299)
	$(360)	$(2,528)	$(2,750)	$(5,980)

KATY INDUSTRIES, INC. BALANCE SHEETS - UNAUDITED
(In thousands)

Assets	June 30,	December 31,	June 30,
Current assets:	2006	2005	2005
Cash and cash equivalents	$4,565	$8,421	$4,063
Accounts receivable, net	54,102	63,612	56,981
Inventories, net	57,522	62,799	58,548
Other current assets	3,653	3,600	4,493
Total current assets	119,842	138,432	124,085

Other assets:
Goodwill	665	665	2,239
Intangibles, net	6,563	6,946	7,239
Other	9,706	8,643	9,298
Total other assets	16,934	16,254	18,776

Property and equipment	153,277	156,257	130,644
Less: accumulated depreciation	(99,673)	(98,260)	(74,873)
Property and equipment, net	53,604	57,997	55,771

Total assets	$190,380	$212,683	$198,632

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$28,714	$47,449	$32,650
Accrued expenses	41,791	41,784	40,968
Current maturities of long-term debt	2,857	2,857	2,857
Revolving credit agreement	49,056	41,946	39,547
Total current liabilities	122,418	134,036	116,022

Long-term debt, less current maturities	10,248	12,857	13,572
Other liabilities	8,764	10,497	10,616
Total liabilities	141,430	157,390	140,210

Stockholders' equity:
Convertible preferred stock	108,256	108,256	108,256
Common stock	9,822	9,822	9,822
Additional paid-in capital	26,969	27,016	27,016
Accumulated other comprehensive income	4,045	3,158	3,120
Accumulated deficit	(78,088)	(70,415)	(67,952)
Treasury stock	(22,054)	(22,544)	(21,840)
Total stockholders' equity	48,950	55,293	58,422

Total liabilities and stockholders' equity	$190,380	$212,683	$198,632

KATY INDUSTRIES, INC. STATEMENTS OF CASH FLOWS - UNAUDITED
(In thousands)
	Six Months Ended June 30,
	2006	2005
Cash flows from operating activities:
Net loss	$(7,673)	$(10,694)
Income from operations of discontinued businesses	(407)	(459)
Loss from continuing operations	(8,080)	(11,153)
Cumulative effect of a change in accounting principle	756	-
Depreciation and amortization	5,191	5,705
Amortization of debt issuance costs	582	557
Stock option expense	371	1,953
Loss (gain) on sale of assets	54	(166)
	(1,126)	(3,104)
Changes in operating assets and liabilities:
Accounts receivable	10,640	9,526
Inventories	2,545	5,132
Other assets	19	(330)
Accounts payable	(13,576)	(5,277)
Accrued expenses	559	(4,246)
Other, net	(2,733)	(2,217)
	(2,546)	2,588

Net cash used in continuing operations	(3,672)	(516)
Net cash (used in) provided by discontinued operations	(520)	1,004
Net cash (used in) provided by operating activities	(4,192)	488

Cash flows from investing activities:
Capital expenditures of continuing operations	(1,857)	(2,943)
Capital expenditures of discontinued operations	-	(11)
Collections of note receivable from sale of subsidiary	-	106
Proceeds from sale of discontinued operations, net	2,542	-
Proceeds from sale of assets	238	600
Net cash provided by (used in) investing activities	923	(2,248)

Cash flows from financing activities:
Net borrowings (repayments) on revolving loans	6,835	(410)
Decrease in book overdraft	(4,315)	-
Repayments of term loans	(2,609)	(2,142)
Direct costs associated with debt facilities	(166)	(135)
Repurchases of common stock	(75)	-
Proceeds from the exercise of stock options	147	-
Net cash used in financing activities	(183)	(2,687)

Effect of exchange rate changes on cash and cash equivalents	(404)	(15)
Net decrease in cash and cash equivalents	(3,856)	(4,462)
Cash and cash equivalents, beginning of period	8,421	8,525
Cash and cash equivalents, end of period	$4,565	$4,063

Reconciliation of free cash flow to GAAP Results:

Net cash (used in) provided by operating activities	$(4,192)	$488
Capital expenditures	(1,857)	(2,943)
Free cash flow	$(6,049)	$(2,455)